Exhibit 99.1

CapLease Announces First Quarter 2009 Results

NEW YORK--(BUSINESS WIRE)--May 7, 2009--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on single-tenant commercial real estate investments, today announced its results for the first quarter ended March 31, 2009. Net loss to common stockholders was $(4.6) million, and funds from operations, or FFO, was $8.8 million.

First Quarter 2009 Highlights:

  Stable Revenues of $45.2 Million
  FFO of $0.19 Per Share, or $0.28 Per Share Before Items Affecting Comparability Listed in Table Below
  Repurchased $5.5 Million of Convertible Senior Notes at a Significant Discount
  Reaffirms 2009 Guidance

	For the Three Months
	Ended March 31
(Amounts in thousands, except per share amounts)	2009	2008
Funds from operations	$8,810	$10,861
Per Share	$0.19	$0.24
Items that affect comparability (income) expense:
Loss on derivatives	–	2,060
Loss on investments	7,250	–
Gain on extinguishment of debt	(2,821)	–
Funds from operations, as adjusted for comparability	$13,239	$12,921
Per Share	$0.28	$0.29

Subsequent Events:

  Repurchased $11.3 Million of Convertible Senior Notes at a Significant Discount
  Retired $24.8 Million of Term Credit Facility Debt Through Two Asset Sales

First Quarter 2009 Results:

For the quarter ended March 31, 2009, the Company’s total revenues were $45.2 million, compared to $46.0 million in the comparable period in 2008. Net loss to common stockholders for the first quarter of 2009 was $(4.6) million, or $(0.10) per share, compared to net loss of $(2.6) million, or $(0.06) per share in the 2008 period. Funds from operations (FFO) for the first quarter of 2009 was $8.8 million, or $0.19 per share, compared to $10.9 million, or $0.24 per share, in the 2008 period. First quarter 2009 FFO adjusted for items that affect comparability was $13.2 million, or $0.28 per share, compared to $12.9 million, or $0.29 per share, in the 2008 period.

Paul McDowell, Chairman and Chief Executive Officer, stated, “The stability and predictability of cash flows from our portfolio of high quality assets continued to be evident in the first quarter of 2009. Our portfolio generated $0.28 of adjusted FFO in the first quarter, only $0.01 less than what we produced in the 2008 period, in one of the most challenging economic environments in the country’s history. Furthermore, we continue to make meaningful progress on our most important priority of strengthening our balance sheet and reducing our overall debt. So far in 2009, we have retired $54 million of outstanding debt, including $16.8 million of convertible senior notes and $29.2 million on our term credit facility. Our focus on continuing to reduce our outstanding debt is positioning us well for the future. Further, we continue to expect our 2009 FFO and CAD results to be in line with the guidance we announced in February.”

Investment Portfolio:

At March 31, 2009, the Company’s portfolio before depreciation and amortization was approximately $2.0 billion, with 80% invested in owned properties. The weighted average underlying tenant credit rating on the Company’s entire portfolio is A- from Standard & Poor’s, with an average tenant rating on the owned property portfolio of A. Approximately 90% of the overall portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities, with about 94% of the owned property portfolio leased to investment grade tenants. The weighted average remaining lease term on the Company’s entire portfolio is approximately 9 years, including approximately 8 years on the owned property portfolio and approximately 17 years on the leases underlying the loan portfolio. Our loan portfolio is primarily comprised of seasoned fully amortizing first mortgage loans on properties leased to investment grade tenants.

Balance Sheet:

At March 31, 2009, the Company’s assets included $1.6 billion in owned real property investments before depreciation and amortization, $254 million in loan investments, and $161 million in commercial mortgage-backed securities. Most of the Company’s debt is long-term non-recourse fixed rate debt. Only 13% of the Company’s debt is recourse and must be refinanced in the reasonably near term. The term credit facility with $160 million currently outstanding matures in April 2010 but may be extended to 2011. The Company’s convertible senior notes have $55 million currently outstanding and mature in October 2012.

Dividends:

In the first quarter of 2009, the Company declared a cash dividend on its common stock in the amount of $0.05 per share. The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

2009 Guidance:

CapLease is affirming its previously disclosed full year 2009 guidance range of $0.91 to $0.96 of FFO per share and $(0.16) to $(0.11) of earnings per share (EPS). CapLease is also affirming its full year 2009 guidance range of $0.96 to $1.01 of cash available for distribution (CAD) per share.

The Company’s guidance estimates exclude the loss on investments in the first quarter and assume no asset investment or disposition activity in 2009. Our guidance estimates also assume no gains or losses associated with debt extinguishment other than the convertible debt the Company repurchased in the first quarter, no capital raising activities, no portfolio impairments or losses, and no other gains or charges that may occur during the year, and include assumptions with respect to interest rate levels on our floating rate facility, the level of property operating expenses and general and administrative expenses.

The difference between FFO and EPS is primarily depreciation and amortization expense on real property.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s first quarter 2009 results at 10:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (800) 839-7875 or (913) 312-0961 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com under the Investor Relations section.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 1:00 p.m. (Eastern Time) today by dialing (888) 203-1112 or (719) 457-0820 for international participants and entering passcode 6759945.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, in 2008 and 2009, CAD has been adjusted to exclude the non-cash gain on debt extinguishment.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. This adjusted FFO measure should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  payment defaults on one or more of our asset investments;
  the impact to earnings associated with potential asset dispositions and debt repayments;
  the impact of any refinancing of or other amendment to our term financing facility;

  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries Consolidated Statements of Operations For the three months ended March 31, 2009 and March 31, 2008 (Unaudited)

	For the Three Months
	Ended March 31
(Amounts in thousands, except per share amounts)	2009	2008
Revenues:
Rental revenue	$33,860	$33,878
Interest income from loans and securities	8,144	9,160
Property expense recoveries	3,028	2,760
Other revenue	207	189
Total revenues	45,239	45,987
Expenses:
Interest expense	23,061	24,539
Property expenses	5,388	4,618
Loss on derivatives	–	2,060
Loss on investments	7,250	–
General and administrative expenses	2,518	2,995
General and administrative expenses-stock based compensation	505	434
Depreciation and amortization expense on real property	13,318	13,278
Loan processing expenses	79	57
Total expenses	52,119	47,981
Gain on extinguishment of debt	2,821	–
Loss from continuing operations	(4,059)	(1,994)
Income from discontinued operations	113	139
Net loss before non-controlling interest in consolidated subsidiaries	(3,946)	(1,855)
Loss attributable to non-controlling interest in consolidated subsidiaries	15	14
Net loss	(3,931)	(1,841)
Dividends allocable to preferred shares	(711)	(711)
Net loss allocable to common stockholders	$(4,642)	$(2,552)

Earnings per share:
Net loss per common share, basic and diluted	$(0.10)	$(0.06)
Weighted average number of common shares outstanding, basic and diluted	47,433	44,381
Dividends declared per common share	$0.05	$0.20
Dividends declared per preferred share	$0.51	$0.51

CapLease, Inc. and Subsidiaries Consolidated Balance Sheets As of March 31, 2009 (unaudited) and December 31, 2008

	As Of	As Of
	March 31,	December 31,
(Amounts in thousands, except share and per share amounts)	2009	2008
Assets
Real estate investments, net	$1,474,024	$1,510,413
Loans held for investment, net	253,573	285,779
Commercial mortgage-backed securities	160,788	161,842
Cash and cash equivalents	24,166	8,439
Assets held for sale	42,261	–
Structuring fees receivable	1,676	1,863
Other assets	78,467	77,189
Total Assets	$2,034,955	$2,045,525
Liabilities and Equity
Mortgages on real estate investments	$953,884	$972,324
Collateralized debt obligations	268,275	268,265
Credit facility	185,478	189,262
Secured term loan	121,367	123,719
Convertible senior notes	61,454	66,239
Other long-term debt	30,930	30,930
Mortgage loan on property held for sale	14,400	–
Total Debt Obligations	1,635,788	1,650,739
Intangible liabilities on real estate investments	48,643	49,277
Accounts payable, accrued expenses and other liabilities	28,339	19,879
Dividends and distributions payable	3,115	711
Total Liabilities	1,715,885	1,720,606
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 1,400,000 shares issued and outstanding	33,657	33,657
Common stock, $0.01 par value, 500,000,000 shares authorized, 47,923,595 and 47,391,790 shares issued and outstanding, respectively	479	474
Additional paid in capital	311,027	317,565
Accumulated other comprehensive (loss)	(27,410)	(28,118)
Total Stockholders' Equity	317,753	323,578
Non-controlling interest in consolidated subsidiaries	1,317	1,341
Total Equity	319,070	324,919
Total Liabilities and Equity	$2,034,955	$2,045,525

CapLease, Inc. and Subsidiaries Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution (unaudited) For the three months ended March 31, 2009 and March 31, 2008

	For the Three Months
	Ended March 31
(Amounts in thousands, except per share amounts)	2009	2008
Net loss allocable to common stockholders	$(4,642)	$(2,552)
Add (deduct):
Loss attributable to non-controlling interest in consolidated subsidiaries	(15)	(14)
Depreciation and amortization expense on real property	13,318	13,278
Depreciation and amortization expense on discontinued operations	149	149
Funds from operations	8,810	10,861
Add (deduct):
Straight-lining of rents	11,020	15,278
General and administrative expenses-stock based compensation	505	434
Amortization of above and below market leases	359	355
Non-cash interest income and expenses	778	393
Routine capital expenditures on real estate investments	(20)	–
Gain on extinguishment of debt	(2,821)	–
Cash available for distribution	$18,631	$27,321

Weighted average number of common shares outstanding, basic and diluted	47,433	44,381
Weighted average number of OP units outstanding	156	263
Weighted average number of common shares and OP units outstanding, diluted	47,589	44,644
Net loss per common share, basic and diluted	$(0.10)	$(0.06)
Funds from operations per share	$0.19	$0.24
Cash available for distribution per share	$0.39	$0.61

CONTACT:
Investor Relations/Media:
ICR, Inc.
Brad Cohen, 212-217-6393
bcohen@icrinc.com